FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“**Amendment**”) is entered into as of May 1, 2024 (“**Amendment Effective Date**”) by and between Doc.com, Inc. (“**Company**”) and Jamie Freed (“**Executive**”), and amends that certain Executive Employment Agreement between the parties effective as of June 19, 2023 (“**Agreement**”). Unless otherwise noted, all capitalized terms used in this Amendment shall have the meaning given to them in the Agreement.

RECITALS

WHEREAS, Executive has been providing services to the Company pursuant to the Agreement; and

WHEREAS, the Company desires to increase Executive’s compensation for such services in accordance with the terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinabove and hereinafter set forth, the parties hereby agree to amend the Agreement as follows:

AGREEMENT

1. **Additional Fully Vested Restricted Stock Grant**. A restricted stock grant of fully vested 4,000,000 Class A common shares shall be issued to the Executive within thirty (30) days hereof at a per share price of $0.000001. For the avoidance of doubt, the Executive’s total restricted stock shall be 8,000,000 fully vested Class A common shares at a per share price of $0.000001.

2. **Additional Restricted Stock and Options Vesting**. An additional 4,000,000 shares of Class A common shares shall be granted to Executive within thirty (30) days hereof at a per share price of $0.000001, subject to quarterly vesting over the three (3) year period beginning on the Effective Date of the Company listing on a major stock exchange. For the avoidance of doubt, the Executive’s total shares of Class A common stock subject to vesting shall be 8,000,000 at a per share price of $0.000001.

3. **No Other Amendment**. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms, provided that to the extent that there is any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

DOC.COM, INC

DocuSigned by:
By: [signature] 5/7/2024
FB178C9372974A0...
Name: Charles Nader
Its: Chief Executive Officer

EXECUTIVE

DocuSigned by:
[signature] Jamie Freed 5/1/2024
9038A7CCFC8A471...
JAMIE FREED